Exhibit 99.1

For Release at 1:05 p.m., PDT 07/26/11

Iteris Reports First Fiscal Quarter Revenue of $16 Million

 —Total Contract Revenues Increased 13% to $7.0 million —

SANTA ANA, Calif. — July 26, 2011 — Iteris, Inc. (NYSE Amex: ITI), a leader in traffic management that focuses on the application and development of advanced technologies, reported financial results for its first fiscal quarter ended June 30, 2011.

Financial Highlights

•            Fiscal Q1 2012 net sales and contract revenues up 2% over same year-ago quarter to $16.0 million.

•            Fiscal Q1 2012 total contract revenues up 13% versus same year-ago quarter to $7.0 million.

•            Signed $6.5 million in new Transportation Systems consulting contracts in fiscal Q1 2012, up from $3.1 million in previous quarter and $4.8 million in same year-ago quarter.

Fiscal Q1 2012 Financial Results

Net sales and contract revenues for the first quarter totaled $16.0 million, up 2% from $15.7 million in the same year-ago quarter. The increase was primarily due to the company’s acquisition of Meridian Environmental Technologies (MET) in January 2011 which contributed an additional $1.1 million in contract revenues during the quarter, partially offset by a 10% decline in Roadway Sensors net sales. Roadway Sensors net sales were negatively impacted during the quarter by the timing of shipments into subsequent quarters. Although these delays negatively impacted Roadway Sensors net sales, the segment experienced its strongest bookings quarter in the last four sequential quarters of approximately $7.8 million.

Gross margin in the first quarter was 41.0% or $6.5 million compared to gross margin of 44.8% or $7.0 million in the same year-ago quarter. This decline reflects decreased Vehicle Sensors gross margins as a result of a product mix more weighted towards the newly introduced third generation lane departure warning unit which, at low volume production levels, carries a higher manufacturing cost. Roadway Sensors margins were strong for the quarter at greater than 50%. Gross margins related to contract revenues were negatively impacted by normal seasonality associated with MET’s weather forecasting services.

Operating expenses increased 12.8% to $6.3 million in the first quarter, primarily related to an increase in legal and other professional fees associated with the pending divestiture of the Vehicle Sensors segment of approximately $200,000 and the inclusion of MET’s operating expenses which aggregated approximately $320,000, primarily comprised of selling, general, and administrative expenses.

Net income was $97,000 or $0.00 per diluted share in the first quarter of fiscal 2012 versus $797,000 or $0.02 per diluted share in the same year-ago quarter.

Cash at June 30, 2011 was $11.4 million, compared to $11.8 million at March 31, 2011. During the quarter, the company reduced its outstanding term debt to $2.5 million at June 30, 2011.

Fiscal Q1 2012 Operational Highlights

•                  Awarded $1.3 million contract to provide traffic engineering and planning manuals for Abu Dhabi’s Department of Transportation.

•                  Selected by the Los Angeles County Metropolitan Transportation Authority to evaluate congestion hot spots in the SR-91/I-605/I-405 Corridors under a contract valued at $1.3 million.

•                  Revenues from sales of the RZ-4 Advanced™ Wide-Dynamic-Range detection camera, introduced in February 2010, reached 40% of total camera sales, making it the most successful new camera launch in company history.

•                  Released Abacus™ 2.0, providing traffic engineers and departments of transportation a software-based “force multiplier” that leverages existing camera systems.

•                  Released VantageView™ 2.0 video detection management software, providing enhanced data collection and graphical display.

•                  Selected by the Orange County Transportation Authority to synchronize 68 traffic lights in a contract valued at $674,000.

•                  Contract backlog at the end of the quarter was $30.1 million, which included MET backlog of $3.6 million.

Management Commentary

“Over the past year, we have leveraged our strong financial position to expand our investment in R&D and sales & marketing to keep our technologies at the forefront of the Intelligent Traffic Management market. We believe this investment has positioned us with the strongest portfolio in our history,” said Abbas Mohaddes, president and CEO of Iteris. “The pending divestiture of our Vehicle Sensors segment is an important step in our strategic plan to focus exclusively on this core market.”

“We generated positive cash flow from operations and net income in the first quarter, in spite of significant operational investments and the non-recurring costs associated with the divestiture. Our Transportation Systems segment revenues improved 8% sequentially, and we signed $6.5 million of new contracts during the quarter. While this segment has been hampered by soft spending in prior quarters, our rate of new contract sales bookings for the quarter confirm the recovery of this market and we expect continued increases in capital spending by various regional agencies we serve.”

“The pending Vehicle Sensors divestiture marks the transformation of Iteris to a focused traffic management company and provides us with substantial resources to take advantage of these opportunities. As we continue in fiscal 2012, we believe there are specific opportunities to accelerate top-line revenues through investments in our core business and synergistic acquisitions that enable our overall expansion in the Intelligent Traffic Management market.”

Conference Call

Iteris will conduct a conference call with analysts and investors later today (July 26, 2011) at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss the operating results for its first fiscal quarter ended June 30, 2011.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial 1-877-941-4774 prior to the start time and give the operator the conference ID 4452453.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at: www.iteris.com.

For the webcast, you will need Windows Media Player software installed on your computer, which is available on the webcast page under Pre-Event System Test. This may take up to 10 minutes to install.

A telephone replay of the call will also be available after 7:30 p.m. EDT by dialing 1-877-870-5176 and entering replay pin number 4452453. The telephone and webcast replay will be available until August 9, 2011.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at (949) 574-3860.

About Iteris, Inc.

Iteris (NYSE Amex: ITI), is a leader in the traffic management market that focuses on the application and development of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure. Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions. Iteris is headquartered in Santa Ana, California, with offices throughout North America and in Europe and the Middle East. Investors are encouraged to contact us at (888) 329-4483 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the company’s expansion strategies and anticipated growth opportunities, and statements about our future performance, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services and the closing of the Vehicle Systems divestiture. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to complete the Vehicle Systems divestiture, any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; the status of the residential and commercial real estate market; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products or services; our ability to successfully identify, complete, and integrate acquisitions of products, technologies or companies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	March 31, 2011
	(unaudited)
ASSETS:
Cash	$11,440	$11,818
Trade accounts receivable, net	11,912	10,941
Costs and estimated earnings in excess of billings on uncompleted contracts	3,934	4,070
Inventories	3,655	3,680
Prepaid expenses and other current assets	452	432
Deferred income taxes	13,671	13,734
Property and equipment, net	2,403	2,607
Goodwill	21,270	21,270
Intangible and other assets, net	1,949	2,053
Total assets	$70,686	$70,605

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$14,113	$13,758
Revolving line of credit	—	—
Unrecognized tax benefits	583	587
Term debt	2,506	2,964
Total liabilities	17,202	17,309
Total stockholders’ equity	53,484	53,296
Total liabilities and stockholders’ equity	$70,686	$70,605

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2011	2010

Net sales and contract revenues:
Net sales	$8,970	$9,462
Contract revenues	6,997	6,212
Total net sales and contract revenues	15,967	15,674
Costs of net sales and contract revenues:
Cost of net sales	4,558	4,520
Cost of contract revenues	4,867	4,137
Gross profit	6,542	7,017
Operating expenses:
Selling, general and administrative	5,135	4,641
Research and development	1,080	941
Change in fair value of contingent consideration	17	—
Amortization of intangible assets	106	36
Total operating expenses	6,338	5,618
Operating income	204	1,399
Non-operating income (expense):
Other income, net	3	1
Interest expense, net	(29)	(40)
Income before income taxes	178	1,360
Income tax provision	(81)	(563)
Net income	$97	$797

Earnings per share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.02

Shares used in calculating earnings per share:
Basic	34,365	34,329
Diluted	34,559	34,692